Exhibit 99.1

Final – for immediate release	CONTACT: PAUL VITEK, CFO (972)401-0090

Release #06-06
CARBO CERAMICS INC. ANNOUNCES RECORD EARNINGS AND EXPANSION OF TOOMSBORO,
GEORGIA MANUFACTURING FACILITY
Conference Call Scheduled for Today, 10:00 a.m. Central Time
Irving, Texas (April 26, 2006) — CARBO Ceramics Inc. (NYSE: CRR), the world’s leading manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells and the leading supplier of fracture and reservoir diagnostic services, today announced net income of $13.0 million, or $0.53 per diluted share, on revenues of $74.3 million for the quarter ended March 31, 2006. Both revenues and net income were the highest for any quarter in the company’s history. Revenues for the quarter increased 21 percent while net income increased 12 percent compared to the first quarter of 2005. The company also announced that its new manufacturing facility in Toomsboro, Georgia started production as scheduled in the first quarter and the company’s Board of Directors has approved the construction of a second production line at this facility.
The increase in revenues compared to last year’s first quarter was attributable to record proppant sales volume, an increase in the average selling price of the company’s ceramic proppants and a 21 percent increase in revenues from Pinnacle Technologies, Inc., the company’s fracture and reservoir diagnostics business. Revenues for the first quarter of 2006 included $7.3 million from Pinnacle Technologies, Inc. compared to $6.0 million for the same period a year earlier.
Worldwide proppant sales were 209 million pounds for the quarter, an increase of 4 percent compared to the previous year’s first quarter. The increased sales volume was the result of record sales volume in the U.S. and Canada, where sales increased 16 percent compared to the first quarter of 2005. After having sales volume constrained by manufacturing capacity throughout 2005, initial production from the company’s new manufacturing facility allowed the company to respond to continued strong demand in the North American market. Sales outside of North America declined 32 percent compared to last year’s first quarter, due to a decline in sales to Russia. While the company’s sales in Russia have been impacted by an increase in the availability of product produced by Russian manufacturers, the company anticipates improving its sales in Russia during 2006 as a result of new marketing initiatives in that country. Excluding Russia, sales outside of North America increased 38 percent versus the first quarter of 2005 due to improved activity in China, the Middle East and West Africa.
The average selling price of the company’s ceramic proppant increased 17 percent compared to the first quarter of 2005, due to the cumulative impact of price increases implemented in June and November of 2005. While the company’s manufacturing costs were adversely impacted by higher prices paid for natural gas and raw materials, these costs were more than offset by the increase in the average selling price of the company’s ceramic proppant. As a result, there was a slight increase in the profit generated per pound of proppant sold, despite a decline in the operating margin as a percentage of revenues. In addition, the improved revenue from Pinnacle Technologies without a corresponding increase in operating expenses resulted in an improvement in operating margins for that business segment.
Selling, general and administrative expenses increased 6 percent compared to the previous year’s first quarter but declined to 10.1 percent of revenues compared to 11.5 percent of revenues for the same period a year earlier. While spending increased for marketing, research and development and administration, spending declined for professional fees related to legal and regulatory activities.

CARBO Ceramics First Quarter 2006 Earnings Release
April 26, 2006

The first production line of the company’s new manufacturing facility in Toomsboro, Georgia (previously referred to as McIntyre II) started up as scheduled in January 2006 and was completed slightly below the planned expenditure of $62 million. When fully operational, this production line is expected to have annual manufacturing capacity of 250 million pounds. Production from this facility during the first quarter met the company’s objective of 50 percent of capacity and is expected to improve to 75 percent of capacity during the second quarter. In light of the startup of this facility as expected, and the continued strong demand for the company’s ceramic proppants, the company’s Board of Directors has approved the construction of a second production line at this facility. Construction of the second production line is expected to cost approximately $54 million and the Company anticipates its completion in the third quarter of 2007. The second production line is expected to have an installed cost less than the first production line due to the investment in infrastructure made during the initial construction project. The new production line is expected to have annual capacity of 250 million pounds, bringing the Toomsboro facility’s total capacity to 500 million pounds per year.
President and CEO Mr. Jesse P. Orsini provided additional guidance for 2006, stating that “We are pleased that the startup of our Toomsboro, Georgia facility has gone as anticipated and has allowed us to grow our sales volume during the first quarter. We expect that the demand will remain strong for our products and, if the Toomsboro startup continues to progress without interruption, we should be able to grow sales volume by another 10 to 15 percent during the second quarter. With the recent decline in the price of natural gas, we have reinitiated our strategy of obtaining fixed price natural gas commitments for our manufacturing needs. This should result in a modest improvement in operating margins in the second and third quarters of this year.”
Commenting on the company’s continuing expansion of manufacturing capacity, Orsini further stated, “Construction of our manufacturing facility in Kopeysk, Russia continues on schedule. However, we now expect this facility to cost approximately $41 million instead of our previous estimate of $32 million due to higher than anticipated installation and construction costs. While the increased cost is disappointing, the quality of the construction of the plant has exceeded our expectations and we believe that the Russian market continues to present an attractive long-term opportunity. We are tremendously excited about the continued expansion of our Toomsboro facility. The expansion of this plant will be accomplished more quickly and at a lower cost than the original production line and will support our continued growth objectives.”
As previously announced, a conference call to discuss the company’s first quarter results has been scheduled for today at 10:00 a.m. central time. To participate in the teleconference, please dial 877-836-3879 and reference the CARBO Ceramics conference call or conference ID # 8243948. International callers should dial 706-679-7469. The conference call can also be accessed by visiting the company’s Web site, http://www.carboceramics.com.
CARBO Ceramics Inc. is based in Irving, Texas.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics First Quarter 2006 Earnings Release
April 26, 2006

	Three Months Ended
	March 31
	2006	2005
	Unaudited
	(In thousands except per share data)
Revenues	$74,278	$61,168
Cost of sales	46,912	36,347

Gross profit	27,366	24,821
Selling, general & administrative	7,473	7,049
Start-up costs	351	15

Operating profit	19,542	17,757
Interest income, net	437	384
Other, net	338	3

Income before income taxes	20,317	18,144
Income taxes	7,333	6,550

Net income	$12,984	$11,594

Earnings per share:
Basic	$0.54	$0.48

Diluted	$0.53	$0.48

Average shares outstanding:
Basic	24,243	23,952

Diluted	24,384	24,146

Depreciation and amortization	$4,612	$3,204

Selected Balance Sheet Information

	March 31, 2006	Dec. 31, 2005
	Unaudited
	(in thousands)
Cash, cash equivalents and short-term investments	$58,080	$61,670
Total other current assets	93,625	86,617
Property, plant and equipment, net	189,948	179,500
Intangible and other assets, net	6,091	6,169
Total assets	369,584	355,796
Total current liabilities	37,445	36,309
Deferred income taxes	26,809	26,121
Shareholders’ equity	305,330	293,366
Total liabilities and shareholders’ equity	369,584	355,796